EXHIBIT (a)(2)

FROM:	Chris Kenber, President and Chief Executive Officer
SUBJECT:	OFFER TO EXCHANGE STOCK OPTIONS
DATE:	November 15, 2001

IMPORTANT NEWS — Please read immediately and take action before 5:00 p.m. Pacific Standard Time on December 14, 2001!

     The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options granted from January 28, 1999 to January 8, 2001 the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our stock on June 18, 2002. This offering covers shares issued under the hi/fn, Inc. Amended and Restated 1996 Equity Incentive Plan (the “1996 Plan”), the Apptitude 1995 Stock Option Plan (the “Apptitude Plan”) and the hi/fn, Inc. 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), (together, the “Plans”). hi/fn, Inc. (“Hifn,” also referenced herein as the “Company,” “us,” “we” and “our”) is making the offer upon the terms and conditions described in (i) the Offer to Exchange; (ii) this memorandum; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 5:00 p.m. Pacific Standard Time on December 14, 2001.

     If you are eligible and you elect to participate in this exchange, your existing unexercised stock option (the “Old Option”) will be cancelled and a promise to issue a new option (the “New Option”) will be issued. Less any exercised shares, you will be granted a New Option to purchase (a) 2 shares of Hifn common stock for every 3 shares represented by an option granted to you between January 28, 1999 and January 14, 2000; (b) 3 shares of Hifn common stock for every 4 shares represented by an option granted to you between January 15, 2000 and January 8, 2001; and (c) 1 share of Hifn common stock for every share represented by an option granted to you on or after May 15, 2001. The New Option will be granted under the terms of our 1996 Plan or 2001 Plan. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

     You may participate in the offer if you are an employee who lives or works in the United States as of the date the offer commences and through the date of the cancellation of the Old Options. In order to receive New Options under this offer, you must remain an employee through the date the New Options are granted.

THE NEW OPTION

1.	All grants cancelled pursuant to this program are eligible to be exchanged for New Options granted under either the 1996 Plan or the 2001 Plan at the discretion of the Officers of the Company.

2.	The exercise price of the New Option will be the fair market value on the day we grant the option, expected to be June 18, 2002, which is defined as the closing price on Nasdaq on the date of grant. This price may be higher, or lower, or the same as the exercise price of your option to be cancelled.

THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3.	The New Option will be vested in accordance with the vesting schedule of the Old Option.

4.	If your employment with the Company terminates voluntarily OR involuntarily prior to June 18, 2002, you will not receive a New Option.

Unless otherwise expressly provided in your employment agreement, your employment with Hifn will remain “at-will” and can be terminated by you or Hifn at any time, with or without cause or notice.

5.	All other rules of the 1996 Plan or 2001 Plan, as the case may be, will be applied.

6.	If your Old Options are incentive stock options, your New Options will also be incentive stock options, to the extent permitted by the tax laws on the date of grant. The remainder will be nonstatutory stock options.

7.	If your Old Options are nonstatutory stock options granted under the 1996 Plan, your New Options will be incentive stock options to the extent permitted by the tax laws on the date of grant. The remainder will be nonstatutory stock options. If your Old Options are nonstatutory stock options granted under the Apptitude Plan or the 2001 Plan, your New Options will be nonstatutory stock options.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1.	Option grants held by eligible employees are eligible for consideration for the New Option (a) if they were issued under the Plans AND (b) if they were granted from January 28, 1999 to January 8, 2001. However, your election to participate in the offer and tender your options for exchange must be received by 5:00 p.m. Pacific Standard Time on December 14, 2001 or, if we have extended the offer, by the new expiration of the offer. Employees and service providers are eligible to participate in this option exchange if they live or work in the United States.

2.	Any of your outstanding, unexercised eligible options may be tendered for exchange and cancelled pursuant to the offer. If you elect to tender any options within a stock option grant for exchange, the option grant must be tendered in its entirety and the entire grant will be cancelled.

3.	If a decision is made to cancel a grant, all grants issued since May 15, 2001 (within the prior six months of the commencement of this Offer, which is today, November 15, 2001) must also be cancelled, even though those options were granted after January 8, 2001. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a “Promise to Grant Stock Option(s)”). We expect to grant New Options on June 18, 2002, unless we have to change the grant date because the offer was extended beyond its original expiration date.

4.	Individuals canceling a grant pursuant to this program will not be eligible for additional stock option grants until after June 18, 2002. In lieu thereof, the Company may issue additional Promises To Grant Stock Option(s).

5.	Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if your employment terminates (for any reason) and you do not receive a New Option.

6.	All rights to cancelled grants will be irrevocably forfeited.

     THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. UNLESS OTHERWISE EXPRESSLY PROVIDED IN YOUR EMPLOYMENT AGREEMENT, YOUR EMPLOYMENT WITH THE COMPANY REMAINS “AT WILL” AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

     All eligible option holders who wish to participate in this option exchange must complete a hi/fn, Inc. Election Form and hand deliver or fax a signed copy to Joanne Endow at (408) 399-3509 by December 14, 2001, no later than 5:00 p.m. Pacific Standard Time. You are required to make your election to “accept” the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

     Hifn intends to e-mail a confirmation of receipt to you within two (2) business days of receiving your Election Form. This will merely be a confirmation that we have received your Election Form; your options will not be cancelled until December 17, 2001, which is the first business day following the expiration of the Offer (as defined below). If you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by us.

     IF YOUR ELECTION IS RECEIVED AFTER 5:00 P.M. PACIFIC STANDARD TIME ON DECEMBER 14, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

     Attached to this e-mail, you are also receiving a more detailed document, entitled the Offer to Exchange Certain Outstanding Options for New Options (generally referred to as the “Offer to Exchange”), explaining the program in greater detail. The information contained in (i) the Offer to Exchange; (ii) this memorandum; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer, together constitute the entire offer (the “Offer”) and we strongly urge you to read these documents carefully and to consult your own advisors before deciding whether to participate or not.